SEVENTH AMENDMENT TO HOTEL MANAGEMENT AGREEMENT

THIS SEVENTH AMENDMENT is made effective as of the 1st day of January, 2007, by and between ROYAL HOST MANAGEMENT, INC., a Delaware corporation (“Operator”); and TRS LEASING, INC., a Virginia corporation (“TRS”), TRS SUBSIDIARY, LLC, a Delaware limited liability company and SPPR TRS SUBSIDIARY, LLC, a Delaware limited liability company (collectively, “TRS”); to that certain Hotel Management Agreement (the “Management Agreement”), dated August 1, 2004, made by and between Operator and other parties, and amended November 7, 2005, November 30, 2005, February 20, 2006, May 8, 2006, June 29, 2006, and December 28, 2006 with reference to the following facts:

A.    TRS has entered into the Management Agreement with Operator for the purpose of engaging Operator to operate and manage certain hotels;

B.           The parties hereto desire that the Management Agreement be amended as provided herein.

NOW, THEREFORE, for and in consideration of the mutual covenants, conditions, stipulations, agreements and obligations hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto covenant and agree as follows:

1.           All capitalized terms used herein shall have the same meaning as ascribed to them in the Management Agreement. Where the terms of this Amendment may conflict with the terms of the Management Agreement, the terms of this Amendment shall control

2.	Section 1.01(a)(16) is amended in its entirety as follows:

“(16)(i) “Hotel Operating Account” shall mean the bank account opened and maintained in Lessee’s name, or the name designated by Lessee, with a banking institution selected by Lessee, from which disbursements shall be made pursuant to the terms of this Agreement.

(ii) “Lessee Operating Account” shall mean the bank account opened and maintained in Lessee’s name, or in a name designated by Lessee, with a banking institution selected by Lessee, into which all income, receipts and proceeds included in the definition of Gross Hotel Income (without exclusion of any of the items excluded from the definition of such term) shall be deposited.”

3.	Section 1.01(a)(28)(ix) is amended in its entirety as follows:

“(28)(ix) All expenses for marketing and sales, including all expenses of advertising, sales promotion and public relations activities at the Hotels, exclusive of Operator’s marketing manager and similar administrative personnel (which expenses shall be borne by Operator);”

4.	Section 1.01(a)(28)(xvi) is amended in its entirety as follows:

“(28)(xvi) All reasonable travel expenses of Operator’s supervisory personnel (to the extent approved by Lessee) for visits to the Hotels in the performance of their duties hereunder, but not including travel between Operator’s main office in Canada and Operator’s regional offices; and”

5.           Section 1.01(a)(28)(xvii) and Section 2.01(f) are amended to replace the words “Base Fee” therein with “Basic Fee.”

6.	Section 1.01(a)(32) is amended in its entirety as follows:

“(32) “Operator’s Basic Fee” shall mean a monthly fee equal to a percentage of Gross Hotel Income for a month determined as follows: (i) 4.25% of Gross Hotel Income for the month for up to the first $75,000,000 of Gross Hotel Income for a Fiscal Year, (ii) 4.00% of Gross Hotel Income for the month for Gross Hotel Income exceeding $75,000,000 up to $100,000,000 for a Fiscal Year and (iii) 3.00% of Gross Hotel Income for the month for Gross Hotel Income exceeding $100,000,000 for a Fiscal Year.”

7.	Section 1.01(a)(37) is amended to add the following sentence at the end thereto:

“Amounts initially included in Total Investment which are subsequently reclassified to other balance sheet line items shall nonetheless remain included in the determination of Total Investment for purposes of this Agreement and for purposes of the amounts set forth on Exhibit C.”

8.	Section 2.01(a) is amended in its entirety as follows:

“(a)        The initial term of this Agreement shall commence on the date set forth at the beginning of this Agreement and shall terminate at midnight on December 31, 2011, subject to earlier termination as set forth herein. If (i) Operator has achieved an average annual NOI of at least 10% of the Total Investment during the four (4) Fiscal Years ending December 31, 2010 for all the Hotels in the aggregate and (ii) no Event of Default by Operator shall have occurred prior to December 31, 2011, the term of this Agreement shall automatically be extended for five (5) years unless Operator notifies Lessee on or prior to June 1, 2011 that Operator does not wish to extend the term hereof. The initial term, as it may be extended hereunder, is referred to herein as the “Operating Term.”

9.	Section 2.01(c) is amended to delete the word “Excess” therefrom.

10.         Section 2.01(d) is amended to replace the last paragraph thereto with the following:

“In the event Lessee terminates this Agreement in accordance with this Section 2.01(d), Lessee shall pay Operator a termination fee equal to the greater of (i) $3,600,000 less an amount equal to $100,000 multiplied by the number of months after December 31, 2006 preceding the month the notice of termination is delivered or (ii) 50% of the Operator’s Basic Fee paid to Operator during the 12 months prior to the notice of termination.”

11.	Section 2.01(e) is amended in its entirety as follows:

“(e) This Agreement may be terminated by Lessee upon a change of control of Operator (as defined below) during the Operating Term. Said termination will be exercised by delivery of written notice to the Operator, such notice to be provided within thirty (30) days following the Lessee being made aware of the event giving rise to the change of control and not less than thirty (30) days prior to the effective date of termination which notice shall set forth the effective date of termination; provided, in the event such written notice to Operator is not provided in accordance with the terms of this sentence, the Lessee shall be deemed to have waived any rights to terminate this Agreement with respect to the particular change of control giving rise to the required notice. For purposes hereof, a “change of control of Operator” shall be deemed to have occurred if (i) either Greg Royer or Terrance Royer are not actively managing the Hotels (directly, or indirectly through the Operator), (ii) Greg Royer and Terrance Royer (or corporate or other entities directly or indirectly controlled by Greg Royer or Terrance Royer individually or collectively with their respective family members) do not in the aggregate own more than 50% of the outstanding equity and voting interests in Operator, or (iii) either Greg Royer or Terrance Royer die or become disabled (disability consisting of illness or injury pursuant to which the person is unable to perform his active management duties for a period of sixty consecutive days). Operator shall not be entitled to a termination fee in such an event; provided if Lessee terminates this Agreement by reason of a change of control of Operator that occurred due to the death or disability of Greg Royer or Terrance Royer, then Lessee shall pay Operator a termination fee in the amount described in Section 2.01(d) above.”

12.	Section 2.01(f) is amended in its entirety as follows:

“(f) Lessee may terminate this Agreement upon sixty days’ notice to Operator if the United States tax laws change to allow a hotel REIT to self-manage its properties. In the event Lessee terminates this Agreement in accordance with this Section 2.01(f), Lessee shall pay Operator a termination fee equal to the greater of (i) $3,600,000 less an amount equal to $100,000 multiplied by the number of months after December 31, 2006 preceding the month the notice of termination is delivered or (ii) 50% of the Operator’s Basic Fee paid to Operator during the 12 months prior to the notice of termination.”

13.	Section 2.01 is amended to add the following new Section 2.01(g) as follows:

“(g) Except as provided in Section 2.01(d), Section 2.01(e) and Section 2.01(f), Operator shall not be entitled to a termination fee in the event this Agreement is terminated by Lessee.”

14.         Section 3.08 is amended to delete the fifth sentence thereof (which provides that “25 properties per District Manager will be deemed appropriate”) and adding the following sentence to Section 3.08:

“The base compensation of District Managers who are approved by Lessee shall be treated as Operating Expenses pursuant to Section 1.01(a)(28); all other compensation of the District Managers, including incentive and bonus compensation, shall be the expense of the Operator.”

15.	Section 8.03 is amended to replace the third sentence thereof with the following:

“All receipts and income, including without limitation, Gross Hotel Income shall be promptly deposited in the Lessee Operating Account.”

16.	Section 17.01(a) is amended to add the following thereto:

“(10) Any of the Hotels receives a “failure” or its equivalent in any quality inspection report from any of the Franchisors, if such deficiencies are within Operator’s reasonable control, for two (2) successive inspections.”

17.       Section 17.01(b) is amended to add “(10)” to the items referenced in the second sentence of such subsection, and by adding the following proviso at the end of the second sentence:

“; provided, in the case of an event described in Section 17.01(a)(10), the defaulting party shall cure such default by receipt of a favorable quality inspection report upon the next inspection by the Franchisor.”

18.         Lessee hereby waives any Events of Default which have occurred prior to January 1, 2007. Operator hereby reaffirms all representations and warranties of the Operator contained in the Management Agreement as if such representations and warranties were made as of January 1, 2007.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date first set forth above in multiple counterparts, all of which shall be deemed to be one and the same agreement.

ROYAL HOST MANAGEMENT, INC. By: /s/ Terrance Royer Title: President	TRS LEASING, INC. By: /s/ Donavon Heimes Title: Vice President and Treasurer
TRS SUBSIDIARY, LLC By: /s/ Donavon Heimes Title: Vice President and Treasurer

SPPR TRS SUBSIDIARY, LLC By: /s/ Donavon Heimes Title: Vice President and Treasurer